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EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is entered into as of December 31, 1996, to become effective as set forth below, by and between Topro, Inc., a Colorado corporation (the "Employer" or "Company") and Kevin Fallon (the "Employee"). In consideration of the mutual covenants contained in this Agreement, the Employer agrees to employ the Employee, and the Employee agrees to be employed by the Employer, upon the terms and conditions hereinafter set forth.

         WHEREAS, pursuant to an Agreement of Merger ("Merger Agreement") dated December 31, 1996, All Control Systems, Inc. ("ACS"), a Pennsylvania corporation of which Employee is the Chief Executive Officer, will become and will operate as a subsidiary of the Company;

         WHEREAS, since December 1, 1996, ACS and its operations effectively have been controlled by and for the benefit of Employer;

         WHEREAS, the Company believes Employee has particular knowledge and expertise concerning the industry and business in which the Company and ACS are engaged, desires to employ Employee to serve as the Chief Operating Officer of the Company following the Company's acquisition of ACS, and Employee desires to be so employed;

         WHEREAS, In the event the Merger Agreement is not consummated, the Employer and the Employee desire to provide compensation to ACS for the services provided by Employee since December 1, 1996;

         THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Employer agrees to employ the Employee and the Employee agrees to be employed by the Employer upon the terms and conditions hereinafter set forth.

                                   SECTION I
                               TERM OF EMPLOYMENT

         1.1 Initial Term. The initial term of this Agreement shall be two years (unless sooner terminated under Article V) and will commence on the Closing Date of the Merger Agreement (such date hereafter referred to as the "Commencement Date"). If the Merger Agreement is not consummated, this Agreement will be void ab initio, except for the provisions of Subsection 1.3,
Section IV and Section VII hereof, which shall be effective upon execution of this Agreement.

         1.2 Renewal; Notice of Non-Renewal. At the end of the initial term of this Agreement, and on each anniversary thereafter, the term of Employee's employment automatically will be extended for one additional year unless, at least 90 days before such anniversary, the Employer or the Employee shall have delivered to the other written notice that this Agreement will not be extended.

         1.3 Services Prior to Commencement Date. As of December 1, 1996, with the knowledge and approval of ACS and in anticipation of the closing of the transaction contemplated by the Letter of Intent and the Merger Agreement, Employee has devoted substantial time and effort to activities which are for the common benefit of ACS and Employer. Recognizing that ACS and its operations effectively have been controlled by and for the benefit of Employer since that date, if for any reason the Merger Agreement is not consummated, Employer will reimburse ACS for salary and benefits paid to Employee from December 1, 1996 through the date of termination of the Merger Agreement.

                                   SECTION II
                             DUTIES OF THE EMPLOYEE

         2.1 Duties. The Employee shall be employed as the Company's Vice President and Chief Operating Officer, and as the President of ACS, with the responsibilities and authority customary for such officers including, but not limited to, those duties as from time to time may be assigned to Employee by the Company's Chief Executive Officer ("CEO") and the Board of Directors. Employee shall have responsibility and authority for directing and managing all of the Company's operations, including the Company's sales, marketing and engineering operations, and
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shall be responsible for operations of the Company within the strategic guidelines and budgets approved by the Board of Directors. Employee shall also manage the Company's Human Relations functions, including benefit program administration and regulatory compliance, and will supervise the Company's accounting and human relations staff. Employee shall not be responsible for finance and accounting functions. Employee shall report directly to the CEO of the Company.

         2.2 Full Time Employment. Employee shall devote all of his working time, efforts, attention and energies to the business of the Employer.

                                  SECTION III
                          COMPENSATION OF THE EMPLOYEE

         3.1 Base Compensation. As compensation for services rendered under this Agreement, the Employee will be paid an annual base salary of not less than $150,000, to be paid in accordance with Employer's normal payroll practices. The annual base salary specified herein may be increased from time to time at the discretion of the Employer's Board of Directors. If increased, the Employee's annual base salary shall not thereafter be decreased without the Employee's consent. The Employee's annual base salary shall not be deemed exclusive compensation and shall not prevent Employee from participating in any other compensation or benefit plan of Employer.

         3.2 Short-Term Incentive Compensation Program. Employee shall be eligible to participate in any performance bonus program which may be established by the Company for its officers. The program currently contemplated would provide the opportunity for officers, including Employee, to earn annual bonuses which would average 50% of base salary over a five year term. As of the date of this Agreement, such program has not been fully designed and adopted. Participation in any such program, if adopted, shall not preclude Employee from receiving additional bonus or incentive compensation granted in accordance with Company programs or in the discretion of the Board of Directors. During the term of this Agreement, Employee shall be guaranteed a minimum annual bonus of $18,000 in year one of this Agreement and $15,000 in year two of this Agreement, which bonuses shall become part of the performance bonus program once established. Such bonuses shall be paid on a quarterly basis.

         3.3 Long-Term Incentive Compensation Program. Employee shall receive incentive compensation for his services hereunder through the grant of stock purchase options (the "Options") as set forth herein. Employee understands that the Options and underlying Shares are "restricted securities" under the Securities Act of 1933 and applicable state statutes. Employee agrees to execute an investment representation letter to acknowledge his understanding of the terms of the grant and the characteristics of this
investment in securities.   Employee further understands and agrees that the
provisions of the "lock-up" agreement entered into by Employee in connection with the Merger Agreement shall apply to the shares of Common Stock underlying the Options. On the Commencement Date, the Company shall grant to Employee Options exercisable as set forth herein to purchase 200,000 shares of the Company's Common Stock at a per share price of $2.25. The Options shall be exercisable commencing on the Commencement Date and thereafter for a period


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of ten years provided that no Option shall  become exercisable if the
Employee's employment has been terminated, or if Notice of Termination (hereafter defined) has been given by Employee or Employer, before the initial exercise dates specified below:

         a. on the day following the Commencement Date, Options shall become exercisable to purchase an aggregate of 66,667 shares of Common Stock;

         b. on the day following the first anniversary of the Commencement Date, Options shall become exercisable to purchase an aggregate of 66,667 shares of Common Stock; and

         c. on the day following the second anniversary of the Commencement Date, Options shall become exercisable to purchase an aggregate of 66,666 shares of Common Stock.

         3.4     Benefits.

         a. Employee shall be entitled to paid vacation and all paid holidays customarily extended to executive employees, and shall be entitled to a minimum of four weeks paid vacation during the first year of this Agreement. Employee shall be entitled to participate in all of Employer's employee benefit plans and employee benefits, including any retirement, 401(k), pension, profit-sharing, stock option, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Employee shall have the same rights and privileges to participate in such plans and benefits as any other executive employee. Participation in any benefit plans shall be in addition to the compensation otherwise provided for in this Agreement.

         b. Employer shall provide an automobile allowance of $500 per month to Employee, plus reimbursement for business related auto expenses.

         c. Employer will reimburse Employee for fees and reasonable expenses associated with Employee's membership in the Young Presidents Organization and associated with Employee's continuing education.

         3.5 Expenses. Employee shall be reimbursed promptly for all reasonable expenses incurred by Employee in the performance of his duties hereunder following Employer's customary practice.

         3.6 Term Life Insurance. Employer will pay the premiums on a term life insurance policy on Employee's life with a death benefit of at least $250,000. Employer shall be the owner of such policy. However, Employee shall have right to designate the beneficiary under such policy.

         3.7 Relocation Expenses. Employer shall pay Employee's reasonable expenses for relocating one residence. Such expenses shall include, but not be limited to, sales commissions, moving expenses, temporary living expenses, house-hunting travel and closing costs on a new home. All expenses are subject to the prior approval of Employer's CEO.





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         3.8     Non-Exclusive Provisions.  None of the provisions of this
Section III shall be deemed to limit additional compensation which the Employer's Board of Directors may grant to Employee.

                                   SECTION IV
                        NON-COMPETITION; CONFIDENTIALITY

         4.1 The Employee will offer to the Employer any investment or other opportunity of which he becomes aware in the process control and systems integration industries (including, without limitation, software product development) or in the other areas of business in which the Company operates. If the Board of Directors of the Employer takes no action for 30 days from the date of receipt of the offer, or refuses the opportunity during such 30 day period, to participate in such investment or other opportunity, the Employee may do so as permitted by Section 4.2 hereof and otherwise only if the Employer's Board of Directors consents thereto.

         4.2 Notwithstanding the above, the Employee may make passive investments in companies involved in the process control and systems integration industries or other industries in which the Company operates, provided any such investment does not exceed a 5% equity interest. Employee may acquire an equity interest exceeding 5% only if a majority of the Employer's Board of Directors consents thereto.

         4.3 Except as provided in Sections 4.1 and 4.2 hereof, during the term of this Agreement the Employee may not participate in the process control or systems integration industries or other areas of business in which the Company is engaged except through and on behalf of the Company.

         4.4     a.       The Employee recognizes and acknowledges that the
         information, business, customer list and any other trade secret or other secret or confidential information relating to Employer's business as they may exist from time to time are valuable, special and unique assets of Employer's business. Therefore, Employee agrees as follows:

                 (i) that Employee will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Board of Directors of the Employer, any information, business, customer lists of other employees of Employer, or any other secret or confidential matter relating to any aspect of the Employer's business, except as such disclosure or use may be required in connection with Employee's work for the Employer;

                 (ii) that upon request or at the time of leaving the employ of the Employer the Employee will deliver to the Employer, and not keep or deliver to anyone else, any notes, memoranda, documents and, in general, any and all material relating to the Employer's business; and





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                 (iii)    that the Board of Directors of Employer may from time
                 to time designate other subject matters requiring confidentiality and secrecy that shall be covered by the terms of this Agreement.

         b. The restrictions imposed by this Section 4.4 shall not apply to information which is publicly disclosed by the Company or otherwise within the public domain through no fault or action or failure to act of Employee or rightfully received by Employee from a third party without restrictions on disclosure or use.

         c. In the event of Employee's breach or threatened breach of the provisions of this paragraph 4.4, the Employer shall be entitled to an injunction (i) restraining the Employee from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed, and/or (ii) requiring that Employee deliver to Employer all information, documents, notes, memoranda and any other material as described above upon Employee's leave of the employ of the Employer. Nothing herein shall prohibit the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

         d. In addition to the confidential information described above, Employee agrees that prior to the Commencement Date, the existence of this Agreement is considered by the Company to be confidential and Employee agrees not to disclose this Agreement or Employee's contemplated employment by the Company to any party prior to the Company's announcement of these matters.

                                   SECTION V
                           TERMINATION OF EMPLOYMENT

         5.1 Termination. The Employee's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

         a. By Employee. Upon the occurrence of any of the following events, this Agreement may be terminated by the Employee by written notice to Employer:

                 (i) if Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, has been filed in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets;





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                 (ii)     the sale by Employer of substantially all of its
                 assets;

                 (iii) the merger or consolidation of Employer with another entity or an agreement to such a merger or consolidation or any other type of reorganization;

                 (iv) there are material changes in Employee's duties and responsibilities without his written consent;

                 (v) a decision by Employer to terminate its business and liquidate its assets;

                 (vi) a Change in Control of Employer, if Employee makes an election to terminate this Agreement within 90 days thereof. "Change in Control" shall mean a change in at least 30% of voting control of Employer, or a change in a majority of the Employer's Board members after May 1997; or

                 (vii) Employer's breach of any of the terms of this Agreement which breach is not cured by Employer after notice from Employee.

         b. Death. This Agreement shall terminate upon the death of Employee.

         c. Disability. The Employer may terminate this Agreement due to Employee's permanent disability only in accordance with Employer's policy applicable to other employees.

         d. Cause. The Employer may terminate the Employee's employment hereunder immediately for Cause. For purposes of this Agreement, the Employer shall have "Cause" to terminate the Employee's employment hereunder only upon the following: (i) the continued failure by the Employee substantially to perform his duties hereunder (other than any such failure resulting from the Employee's incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Employer; or (ii) misconduct by the Employee that is deemed by the Board of Directors to be harmful to the Employer, monetarily or otherwise; or (iii) the violation by the Employee of the provisions of this Agreement.

         e. By Employer Other than for Cause. The Company shall have the right to terminate Employee's employment hereunder other than for Cause upon not less than 30 days' prior written notification to Employee.

         5.2 Delivery of Notice of Termination. Any termination of the Employee's employment by the Employer or by the Employee (other than termination pursuant to subsection 5.1 (b) above) shall be communicated by written notice ("Notice of Termination") delivered to the other party in accordance with Section 7.5 hereof.





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         5.3     Date of Termination.  "Date of Termination" shall mean (i) if the Employee's employment is terminated by his death, the date of his death;
(ii) if the Employee's employment is terminated for any other reason, the date specified in a Notice of Termination by Employer or Employee; and (iii) if the Employee's employment is effectively terminated due to notice of non-renewal delivered by the Employer in accordance with Section 1.2, the last day of the initial term of this Agreement.

         5.4     Payments Following Termination or Non-renewal.

         a. Following the termination of this Agreement by Employee pursuant to Sections 5.1 (a) or by Employer for Cause pursuant to
         Section 5.1 (d), the Employee shall be entitled to compensation only through the Date of Termination.

         b. Following the termination of this Agreement due to Employee's death pursuant to Section 5.1(b), Employer shall pay to Employee's estate the compensation that would otherwise be payable through the end of the month in which his death occurs. In addition, in the event no life insurance policy is in force at the time of Employer's death as required by Section 3.6, Employee's estate shall receive compensation for 12 months following Employee's death.

         c. Upon temporary or permanent disability of the Employee as described in Section 5.1 (c) hereof, whether or not the Employer elects to terminate this Agreement, Employee shall receive such compensation and benefits, if any, as are payable to employees generally in accordance with the policy of Employer.

         d. If this Agreement is terminated by Employer other than for Cause pursuant to Section 5.1(e), Employer shall continue to pay to the Employee his base salary as then in effect for a period of 12 months following the date on which Notice of Termination is delivered to Employee; provided, however, that if the Notice of Termination is received within six months following a Change in Control (as defined below) of Employer, then Employer shall continue to pay to the Employee his base salary as then in effect for a period of 18 months following the date on which Notice of Termination is delivered to Employee. Change in Control is defined as a change in at least 30% of voting control of Employer, or a change in a majority of the Employers Board members after May 1997. Payments under this Section 5.4(d) shall constitute severance pay.

         e. In the event this Agreement is not renewed by Employer at the end of the initial term, Employer shall continue to pay to the Employee his base salary as then in effect for a period of nine months following the Date of Termination.

         5.5 Remedies. Any termination of this Agreement shall not prejudice any other remedy to which the Employer or Employee may be entitled, either at law, equity, or under this Agreement.





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                                   SECTION VI
                                INDEMNIFICATION

         6.1 Indemnification. To the fullest extent permitted by applicable law, Employer agrees to indemnify, defend and hold Employee harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys' fees, hereafter or heretofore arising out of or in connection with activities of Employer or its employees, including Employee, or other agents in connection with and within the scope of this Agreement or by reason of the fact that he is or was a director or officer of Employer or any affiliate of Employer. To the fullest extent allowed by applicable law, Employer shall advance to Employee expenses of defending any such action, claim or proceeding. However, Employer shall not indemnify Employee or defend Employee against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys' fees, resulting from the gross negligence or willful misconduct of Employee. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions which occurred or are alleged to have occurred prior to expiration or termination.

                                  SECTION VII
                               GENERAL PROVISIONS

         7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

         7.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver, Colorado in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

         7.3 Entire Agreement. This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of the Employee by the Employer. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

         7.4 Successors and Assigns. This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon Employer, any successor in interest to all or substantially all of the business and/or assets of Employer (whether by merger, consolidation or otherwise), and the heirs, administrators, successors and assigns of Employee. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.





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         7.5     Notices.  For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed given if delivered by hand or overnight courier or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice), and shall be deemed given on the date on which so hand-delivered, or on the business day following the day on which sent by overnight courier, or on the third business day following the date on which so mailed:

         If to Employee:  Kevin Fallon
                          c/o Jay Starr, Esq.
                          6 South Bryn Mawr Ave.
                          Suite 101
                          Bryn Mawr,  PA 19010

         If to Employer:  Topro, Inc.
                          Attn:    John Jenkins, President and CEO
                          2626 West Evans Avenue
                          Denver,  CO  80219

         7.6 Severability. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

         7.7 Section Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

         7.8 Survival of Obligations. Termination of this Agreement for any reason shall not relieve Employer or Employee of any obligation accruing or arising prior to such termination.

         7.9 Amendments. This Agreement may be amended only by written agreement of both Employer and Employee.

         7.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         7.11 Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

         IN WITNESS WHEREOF, the Employer and the Employee have executed this Agreement to be effective as set forth above.





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                                     "EMPLOYER"
                                     TOPRO, INC.



                                     By /s/ John Jenkins
                                        -------------------------------
                                        John Jenkins, President and CEO


                                     "EMPLOYEE"



                                     By /s/ Kevin Fallon
                                        -------------------------------
                                        Kevin Fallon





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